UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2009

INVISA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50081	65-1005398
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Cocoanut Street Suite 1A
Sarasota, Florida 34226
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (941) 870-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

3.02 Unregistered Sales of Equity Securities

Pursuant to agreements entered into in October 2008 with MAG Capital, LLC, Mercator Momentum Fund and Mercator Momentum Fund III (collectively the “Parties”) and as authorized by the Board of Directors on December 23, 2008, the Company issued on January 7, 2009 an aggregate of 6,628 shares of Series C Preferred Stock to the Parties in consideration for:  (i) the repayment of $53,065 in principal and interest due under promissory notes previously issued by the Company and the redemption of 4,785 shares of Series A Preferred Stock and 1,000 shares of Series B Preferred Stock together with related accrued dividends held by the Parties. The securities were issued to an aggregate of three accredited investors pursuant to Rule 506. The securities are restricted as to transfer.

The shares of Series C Preferred Stock have the preferences and rights as set forth in the Certificate of Designation of Preferences and Rights attached as an Exhibit hereto. In summary the Series C Preferred Stock can be converted at any time into common stock at $0.12 per share subject to adjustment for certain events of recapitalization. The Series C Preferred Stock has a $100 per share liquidation preference in the event of liquidation, winding up or dissolution. The Series C Preferred stock participates, without preference, in dividends if and when declared. Except as otherwise provided by law, the Series C Preferred Stock does not have voting rights.

9.01 Financial Statements & Exhibits

Exhibits

10.64	October agreements with MAG entities
10.65	Designation of Rights of Series C

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVISA, INC.

Date: January 12, 2009	By:	/s/ Edmund C. King
Edmund C. King
Chief Financial Officer